Exhibit 10.1

UNSECURED PROMISSORY NOTE

EFFECTIVE DATE: April 25, 2025

FOR VALUE RECEIVED, SCANTECH AI SYSTEMS INC., a Delaware corporation (the “Company” or “STAI”), hereby promises to pay to the order of ST. JAMES BANK AND TRUST COMPANY LTD. (the “Lender”) the Principal Amount (as defined below) in the amounts and on the dates set forth herein, together with interest on the unpaid Principal Amount outstanding from time to time from the date each such amount is advanced as provided herein, at a rate of twelve percent (12.0%) per annum, paid quarterly.

WHEREAS, on September 5, 2023, ScanTech Identification Beam Systems, LLC (“SIBS”) entered into a Business Combination Agreement (as amended, the “BCA”) with Mars Acquisition Corp., a Cayman Island exempted company (“Mars”), STAI, and the other parties thereto (the “Transaction”).

WHEREAS, Lender has entered into a settlement and release agreement with SIBS, STAI, and additional parties to settle various agreements prior to the consummation of the Transaction, and pursuant to such settlement and release hereby agrees to enter into this Unsecured Promissory Note (this “Note”) with STAI, the terms and conditions of which are contained herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

1.              Principal Amount. As used herein, the term “Principal Amount” means $2,850,000 (Two Million Eight Hundred Fifty Thousand US Dollars).

2.              Interest Rate and Calculation. The note shall accumulate interest in kind at a rate of 12.0% per annum on the outstanding Principal Amount computed by multiplying the actual number of days in such period by a daily interest rate based on a 360-day year, which such interest shall be due and payable at the Maturity Date.

3.              Term. The Principal Amount and all accrued interest under this Note shall be due and payable upon demand by the Lender one hundred eighty (180) days from the Effective Date (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid Principal Amount, together with all accrued interest thereon, shall become immediately due and payable upon the occurrence of an Event of Default (as hereinafter defined).

4.              Prepayments. This Note may be prepaid in full or in part at any time without penalty. Prepayment in part shall not affect, vary or postpone the duty of STAI to pay all obligations when due, and it shall not affect or impair the right of Lender to pursue all remedies available to it hereunder.

5.              Extensions of Term; Payments.

(a)                    The Company is granted, at its sole option, up to two extensions of 180-days each, of the Maturity Date (each an “Extension”). In the event the Company elects to utilize either or both Extensions, “Maturity Date” for purposes of Section 5 and 6 herein shall be the final date upon either or both Extensions. If the Company elects one or more Extensions, the Company may choose to do any of the following as of the first date of an Extension period:

(i)             Issue shares of STAI’s common stock (“Common Stock”) at an ascribed value of $9.87 per share to Lender in a total dollar amount equal to one-hundred twenty-five percent (125%) of the then current outstanding amount of the Note as of the date of the Extension (including any and all accrued interest) after taking into account the reduced balance of the Note pursuant to this Section 5, if necessary;

(ii)            Repay the balance of the Note in cash, including any and all accrued interest; or

(iii)           Any combination of subsections (i) and/or (ii), taking into account any shares continued to be held by the Lender pursuant to their Unsold Accounting;

provided, however, the balance of the Note (including interest) will be reduced by the total dollar amount of shares sold by the Lender held as under the Initial Share Tranche (as defined below) which will be documented per the Lender’s Sold Accounting (as defined below).

(b)                   To the extent any shares of Common Stock are issued to the Lender pursuant to the formula described in Section 5(a)(i) as a result of either Extension, then the Lender must sell those shares by the following Extension date, if those shares are issued upon the first Extension, or the Maturity Date, if those shares are issued upon the second Extension. If upon the Maturity Date, there remains an unpaid balance pursuant to the Note, the Company and Lender may enter into a Third Extension (as defined below) further described in Section 6(ii) herein. Lender shall provide the accounting from any sale of any Share Tranche to the Company no later than five (5) business days following the sale of any Share Tranche, or by an Extension or the Maturity Date if the date of sale of any Share Tranche is less than five (5) business days prior to an Extension or the Maturity Date (the “Sold Accounting”). Notwithstanding the above, if the Note has been repaid in full at the time of an Extension only, or any date preceding the Maturity Date, the Lender shall be entitled to continue to indefinitely hold shares pursuant to their Unsold Accounting (as defined below) issued pursuant to Section 5(a)(i) above. If the Note has been fully repaid in connection with the provisions above, the Note will terminate.

6.              Maturity. Upon the ultimate Maturity Date of this Note (and following any Extensions), the Company shall pay the remaining balance of the Note by any of the following (provided, however in the event the Note has been repaid in full on the Maturity Date and the Lender continues to hold shares pursuant to their Unsold Accounting (as defined below), the shares shall be returned to the Company):

(i)             Repay the balance of the Note in cash, including any and all accrued interest; or

(ii)            In the event the Company chooses not to repay the Note pursuant to subsection (i), and there is a remaining unpaid balance underlying the Loan following the two Extensions permitted under this Note, the Company and Lender may enter into a new unsecured promissory note for a period of one-hundred eighty (180) days from the Maturity Date (the “Third Extension”), on reasonable terms to be agreed upon by the Company and the Lender, of which shares of Common Stock will be issued to the Lender pursuant to the formula described in Section 5(a)(i) herein based on the then current outstanding amount of the Note as of the date of the Third Extension (including any and all accrued interest) after taking into account the reduced balance of the Note.

7.              Extension Accounting; Unsold Shares. At the time of any Extension, in the event the Company elects to issue shares of Common Stock to satisfy any outstanding balance of the Note, such shares of Common Stock shall be considered a “Share Tranche.” Lender shall also include in their accounting the amount of shares they continue to hold either as part of their Initial Share Tranche or their Share Tranche (the “Unsold Accounting”). On each Extension date and on the Maturity Date, the parties shall treat all shares held as pursuant to the Initial Share Tranche and the Share Tranche to be “sold” and to be ascribed a value based on the price the shares are issued at to the Lender.

8.              Settlement in Shares. The Company agrees, and Lender accepts, any shares of the Company issued to and sold by Lender, as consideration, dollar for dollar, that reduces the balance of the Note. Prior to the Effective Date, the Company has issued 316,616 shares of Common Stock to Lender as the first tranche (“Initial Share Tranche”) of Company shares saleable by Lender and any proceeds from the sale of Initial Share Tranche shall also reduce the balance of this Note. The Initial Share Tranche is in the process of being registered with the Securities and Exchange Commission on the Company’s Registration Statement on Form S-1 (File no. 333-284806) (the “Resale Registration Statement”). Any subsequent share issuances in a Share Tranche shall be treated identical to the Initial Share Tranche and shall be subject to Section 5 herein and will be registered by the Company on Form S-1 in due time after issuance.

9.              Seniority. This Note shall be considered subordinated indebtedness. The rights of the Lender pursuant to this Note are subject to and subordinate to all debts of the Company incurred prior to the Effective Date.

10.            Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)            Failure to Pay. The Company shall fail to pay the outstanding Principal Amount and accrued interest on any date when due hereunder, and such failure continues for 10 business days after the Company’s receipt of written notice from the Lender or its representatives of such failure; or

(b)            Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note and such failure shall continue for 10 business days after the Company’s receipt of written notice from the Lender or its representatives of such failure; or

(c)            Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Lender in writing in connection with this Note, or as an inducement to the Lender to enter into this Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)            Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) (1) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian for itself, or of all or a substantial part of its assets or property, (2) is unable, or admits in writing its inability, to pay its debts as they become due, (3) makes a general assignment for the benefit of its creditors, (4) becomes insolvent (as such term may be defined or interpreted pursuant to any applicable statute), or (5) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement.

11.            Transfer, Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Lender may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company. Any assignment made in violation of this Section shall be void ab initio.

12.            Expenses. The Lender is responsible for all cost of its due diligence, legal and other expenses related to the signing and enforcement of this Note.

13.            Indemnity. The Company agrees to promptly pay, indemnify and hold the Lender harmless from all state and federal taxes of any kind and other liabilities assessed against the Company with respect to or resulting from the execution and/or delivery of this Note.

14.            Costs of Collection. The Company agrees to pay all reasonable costs and expenses of collection incurred by the Lender, in addition to principal and interest (including, without limitation, reasonable attorneys’ fees and disbursements) and including all reasonable costs and expenses incurred in connection with the pursuit by the Lender of any of its rights or remedies referred to in this Note, whether or not suit on this Note is commenced, and all such reasonable costs and expenses shall be payable on demand, together with interest thereon.

15.            Governing Law/Venue/Jurisdiction/Wavier of Jury Trial. This Note and the rights and obligations of the Company and the Lender shall be governed by and interpreted in accordance with the law of the State of New York (without regard to any conflicts of law rule that would require the application of the law of any other jurisdiction). In any litigation in connection with or to enforce this Note or any endorsement or guaranty of this Note, the Company irrevocably consents to personal jurisdiction on the courts of the State of New York or the United States located within the State of New York and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent the Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect of such claim.

16.            Waiver. The Company hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided herein, and in connection with any suit, action or proceeding brought by the Lender on this Note, any and every right it may have to (a) a trial by jury, (b) interpose any counterclaim therein (other than a counterclaim that can only be asserted in the suit, action or proceeding brought by the Lender on this Note and cannot be maintained in a separate action) and (c) have the same consolidated with any other or separate suit, action or proceeding.

17.            Severability. Wherever possible, each provision of this Note shall be interpreted insuch manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

18.            Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

[The remainder of this page is left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the Effective Date.

SCANTECH AI SYSTEMS INC.

By:	/s/ Dolan Falconer
Name: Dolan Falconer
Title: Chief Executive Officer

ST JAMES BANK AND TRUST COMPANY LTD.

By:	/s/ Bernard Kemp
Name: Bernard Kemp
Title: President

By:	/s/ Dion Thompson
Name: Dion Thompson
Title: Vice President

[Signature Page to Unsecured Promissory Note]